STIFEL FINANCIAL CORP.
Form 8-K Dated February 17, 2006
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact:
James M. Zemlyak
Chief Financial Officer
(314) 342-2228

For Immediate Release

Stifel Financial Corp. Reports Fourth Quarter, Year End Results
Net Revenues Up 7%
Tenth Consecutive Year of Record Net Revenues

St. Louis, Missouri - February 17, 2006 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited quarterly net income of $4.8 million, or $0.38 per diluted share, on record net revenues of $75.7 million for the quarter ended December 31, 2005, compared to net income of $7.0 million, or $0.56 per diluted share, on net revenues of $64.3 million for the comparable quarter of 2004. Net income for the current quarter was impacted by acquisition related costs,primarily severance, of $3.1 million or $0.14 per diluted share associated with the previously announced acquisition of the Legg Mason Capital Markets business ("LM Capital Markets") from Citigroup Inc. Excluding those charges the Company's net income was $6.6 million or $0.52 per diluted share.

For the year ended December 31, 2005, the Company posted net income of $19.6 million, or $1.56 per diluted share, on record net revenues of $264.0 million, compared with $23.1 million, or $1.88 per diluted share, on net revenues of $246.8 million, for the same period one year earlier. Current year net income includes acquisition related charges incurred in the fourth quarter noted above. Excluding acquisition related costs, net income for the year was $21.5 million or $1.71 per diluted share. Net income for the year ended December 31, 2004 included a $1.0 million tax benefit, or $0.08 per diluted share, recorded in the first quarter, resulting from the settlement of a state tax matter covering a number of tax years. Excluding the current year acquisition related charges and the prior year tax adjustment, net income decreased 3% or $0.09 per diluted share.

At December 31, 2005, the Company's equity was $155.1 million, resulting in book value per share of $15.31. During 2005, the Company repurchased 332,030 shares, under existing Board authorizations, at an average cost of $20.94 per share.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, "2005 was a transforming year for our Company.  Our combination with the LM Capital Markets creates a firm ideally situated to serve our clients.  While the firm has increased its capabilities, our core mission of delivering value to our clients and shareholders remains unchanged."

Fourth Quarter Discussion

Net revenues for the quarter increased 18% to $76.0 million from $64.3 million in the prior year fourth quarter and increased 19% from the third quarter of 2005. Commission and principal transaction revenues increased 25% to $45.1 million from $36.1 million from the same period last year and increased 21% from the third quarter of 2005. Investment banking revenues decreased 7% to $14.8 million in the fourth quarter of 2005 from $15.9 million in the prior year fourth quarter, but increased 26% from the third quarter of 2005. Asset management and service fees increased 39% to $12.4 million from $8.9 million in the fourth quarter of 2004 and increased 9% from the third quarter of this year. Net interest increased 36% to $3.2 million from $2.3 million in the prior year fourth quarter, and increased 2% from the third quarter of 2005. Other revenues decreased 76% to $240,000 from $996,000 in the prior year fourth quarter, but increased 38% from the third quarter of 2005.

Total non-interest expenses in the 2005 fourth quarter were $67.7 million, up 28% from $52.8 million in the same period of 2004, and increased 22% from the third quarter of 2005. Employee compensation and benefits increased 32% to $50.1 million from $38.1 million in the prior year fourth quarter and increased 18% from the third quarter of 2005. As a percentage of net revenues, compensation and benefits totaled 66.2% in the fourth quarter of 2005, 59.2% in the 2004 comparable quarter, and 66.3% in the third quarter of 2005. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. In addition compensation and benefits includes $2.3 million in acquisition related charges for reduction in force payments in connection with the LM Capital Markets acquisition. Excluding these expenses, compensation and benefits as a percentage of net revenues totaled 59.2% in the fourth quarter of 2005, 55.7% in the 2004 comparable quarter, and 62.1% in the third quarter of 2005. Excluding compensation and benefits and non compensation acquisition related charges, non-interest expenses increased 14% from the prior year fourth quarter and increased 26% from the third quarter of 2005.

Twelve-Month Discussion

Net revenues for the year increased 7% to $263.7 million from $246.8 million in the prior year. Commission and principal transaction revenues increased 7% to $152.1 million from $142.1 million in the same period last year. Investment banking revenues decreased 3% to $55.9 million in 2005 from $57.8 million in the prior year. Asset management and service fees increased 22% to $43.5 million from $35.5 million in 2004. Net interest increased 34% to $11.7 million from $8.7 million in the prior year. Other revenues decreased 81% to $533,000 in 2005 from $2.8 million in 2004.

Total non-interest expenses in 2005 were $231.0 million, increasing 10% from $210.2 million in the same period of 2004. Employee compensation and benefits increased 11% to $174.8 million from $157.3 million in the prior year. As a percentage of net revenues, compensation and benefits totaled 66.3% in 2005, and 63.7% in 2004. A portion of compensation and benefits includes transition pay in connection with the Company's expansion efforts. Excluding these expenses and the previously mentioned reduction in force payments, compensation and benefits as a percentage of net revenues totaled 61.4% in 2005 and 60.1% in the comparable twelve-month period of 2004. Excluding compensation and benefits and the non compensation acquisition related charges, non-interest expenses increased 5% from the prior year.

Business Segment Results for the Three Months Ended December 31, 2005:

    Private Client Group ("PCG") net revenues for the fourth quarter of 2005 were $50.7 million, an increase of 7% from the fourth quarter of 2004, but a 1% decrease from the third quarter of 2005. PCG recorded an operating contribution of $12.7 million, a 10% increase from the fourth quarter of 2004, and unchanged from the third quarter of this year.

    Equity Capital Markets ("ECM") recorded net revenues of $17.2 million, a 66% increase from the same quarter last year and a 107% increase from the third quarter of 2005. ECM operating contribution totaled $5.2 million, a 29% increase from the fourth quarter of 2004 and a 121% increase from the third quarter of 2005. The Company lead or co-managed 16 equity, debt, closed end funds, or trust preferred offerings during the fourth quarter 2005, compared to 27 in the same period one year earlier and 22 during the third quarter 2005.

    Fixed Income Capital Markets ("FICM") posted net revenues of $6.5 million, an increase of 32% from the prior year fourth quarter and a 117 % increase from the previous quarter. During the 2005 fourth quarter, FICM recorded an operating contribution of $975,000, a decrease of 34% from the prior year fourth quarter but an increase of $1.0 million from the previous quarter. The FICM senior or co-managed 27 offerings during the fourth quarter 2005 compared to 32 offerings in the same period one year earlier and 29 offerings during the third quarter 2005.

Business Segment Results for the Twelve Months Ended December 31, 2005:

    PCG net revenues for 2005 were $197.4 million, an increase of 5% from the same period of 2004. PCG operating contribution totaled $48.2 million, virtually unchanged from the $48.0 million recorded in the same period one-year earlier.

    ECM recorded revenues of $43.4 million, a 12% increase from the same period last year. ECM operating contribution totaled $13.6 million, a 9% increase from 2004. The Company lead or co-managed 81 equity, debt, closed end funds, or trust preferred offerings during 2005, compared to 87 in the same period one year earlier.

    FICM posted net revenues of $18.2 million, a 9% increase from the prior year. During 2005, FICM recorded an operating contribution of $2.4 million, a decrease of 21% from the prior year. FICM managed or co-managed 139 offerings in 2005 compared to 143 offerings in the same period one year earlier.

Legg Mason Capital Markets Acquisition

On December 1, 2005, the Company closed on the acquisition of the LM Capital Markets from Citigroup, Inc. The LM Capital Markets business was part of Legg Mason Wood Walker, Inc., which Citigroup acquired from Legg Mason, Inc. in a substantially simultaneous closing. The LM Capital Markets business acquired by Stifel includes the Investment Banking, Equity and Fixed Income Research, Equity Sales and Trading, and Taxable Fixed Income Sales and Trading Departments of Legg Mason and employs approximately 500 professional and support staff. Under the terms of the agreement, Stifel paid Citigroup Inc. an amount equal to the net book value of assets being acquired, primarily fixed assets and securities inventories, plus a premium of $7,000,000 paid in cash at closing with the balance of up to an additional $30,000,000 in potential earn-out payment by Stifel to Citigroup, based on the performance of the combined capital markets business of both Stifel's pre-closing Fixed Income and Equity Capital Markets business and LM Capital Markets for calendar years 2006, 2007, and 2008.

On January 2, 2006, the Company granted 1,807,610 restricted stock units to key associates of the LM Capital Markets. The units were granted with a fair value of $37.59 per unit. The units vest ratably over a three year period and accordingly the Company will incur an annual non-cash compensation charge of approximately $23.0 million.

On January 23, 2006, the Company completed its private placement of 1,052,220 shares of its common stock at $25.00 per share. The shares were purchased by key associates of the LM Capital Markets. The Company is required to charge to compensation the difference of $25.00 per share and the fair value, as determined in accordance with Statement of Financial Accounting Standards No. 123R "Share-Based Payment", of $34.27 per share. As a result, the Company will incur a non-cash compensation charge of approximately $9.8 million in the quarter ended March 31, 2006.

Conference Call Information

Stifel Financial Corp. will hold a conference call February 17, 2006, at 10:00 a.m. EST. This call will be Web cast and slides can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com, as well as on all sites within Thomson/CCBN's Investor Distribution Network. To participate on the call, please dial 888-676-3684 and request the Stifel Financial Corp. earnings call.

Company Information

Stifel Financial Corp. operates 113 offices in 25 states and the District of Columbia through its principal subsidiary, Stifel Nicolaus, and 2 European offices through Stifel Nicolaus Ltd. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward-Looking Statements

Statements in this news release contain forward-looking statements within the meaning of federal securities laws. Actual results are subject to risks and uncertainties, including both those specific to the Company and those specific to the industry, which could cause results to differ materially from those contemplated. The risks and uncertainties include, but are not limited to, general economic conditions, actions of competitors, regulatory actions, changes in legislation, and technology changes. Undue reliance should not be placed on the forward-looking statements, which speak only as of the date of this news release. The Company does not undertake any obligation to publicly update any forward-looking statements.

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(Tables attached)

Stifel Financial Corp.
Summary of Results of Operations (Unaudited)
($ In Thousands, Except Per Share Amounts)
	Three Months Ended						Percent Change From
	12/31/2005	% of Net Revenues	9/30/2005	% of Net Revenues	12/30/2004	% of Net Revenues	9/30/2005	12/31/2004
Revenues
Commissions	$ 33,663	44.5%	$ 26,421	41.4%	$ 24,603	38.3%	27%	37%
Principal transactions	14,779	19.5%	11,717	18.3%	15,933	24.8%	26%	-7%
Investment banking	11,411	15.1%	10,964	17.2%	11,477	17.9%	4%	-1%
Asset management and service fees	12,435	16.4%	11,445	17.9%	8,921	13.9%	9%	39%
Other	240	0.3%	174	0.3%	996	1.5%	38%	-76%
Total operating revenues	72,528	95.8%	60,721	95.1%	61,930	96.4%	19%	17%
Interest revenue	5,578	7.4%	4,679	7.3%	3,436	5.3%	19%	62%
Total revenues	78,106	103.2%	65,400	102.4%	65,366	101.7%	19%	19%
Less: Interest expense	2,388	3.2%	1,542	2.4%	1,099	1.7%	55%	117%
Net revenues	75,718	100.0%	63,858	100.0%	64,267	100.0%	19%	18%
Non-Interest Expenses
Employee compensation and benefits	50,114	66.2%	42,369	66.3%	38,076	59.2%	18%	32%
Occupancy and equipment rental	6,559	8.7%	5,443	8.5%	6,153	9.6%	21%	7%
Communication and office supplies	3,958	5.2%	2,677	4.2%	2,698	4.2%	48%	47%
Commissions and floor brokerage	1,350	1.8%	946	1.5%	965	1.5%	43%	40%
Other operating expenses	5,732	7.5%	4,274	6.7%	4,917	7.7%	34%	17%
Total non-interest expenses	67,713	89.4%	55,709	87.2%	52,809	82.2%	22%	28%
Income before income taxes	8,005	10.6%	8,149	12.8%	11,458	17.8%	-2%	-30%
Provision for income taxes	3,236	4.3%	3,253	5.1%	4,476	7.0%	-1%	-28%
Net income	$ 4,769	6.3%	$ 4,896	7.7%	$ 6,982	10.9%	-3%	-32%
Per Share Information
	Three Months Ended					Percent Change From
	12/31/2005	9/30/2005		12/31/2004			9/30/2005	12/31/2004
Earnings Per Share:
Basic	$ 0.48		$ 0.50	$ 0.72			-4%	-33%
Diluted	$ 0.38		$ 0.39	$ 0.56			-3%	-32%
Number of Shares for Earnings Per Share Computations:
Basic shares	9,983		9,768	9,686			2%	3%
Diluted shares	12,710		12,544	12,396			1%	3%
Note: certain prior period amounts have been reclassified to conform to the current year presentation.

Stifel Financial Corp.
Summary of Results of Operations (Unaudited)
($ In Thousands, Except Per Share Amounts)
	Twelve Months Ended				Change
	12/31/2005	% of Net Revenues	12/31/2004	% of Net Revenues	Amount	Percent
Revenues
Commissions	$ 107,976	40.9%	$ 95,894	38.9%	$ 12,082	13%
Principal transactions	55,893	21.2%	57,768	23.4%	(1,875)	-3%
Investment banking	44,117	16.7%	46,163	18.7%	(2,046)	-4%
Asset management and service fees	43,476	16.5%	35,504	14.4%	7,972	22%
Other	533	0.3%	2,759	1.1%	(2,226)	-81%
Total operating revenues	251,995	95.6%	238,088	96.5%	13,907	6%
Interest revenue	18,015	6.8%	13,101	5.3%	4,914	38%
Total revenues	270,010	102.4%	251,189	101.8%	18,821	7%
Less: Interest expense	6,275	2.4%	4,366	1.8%	1,909	44%
Net revenues	263,735	100.0%	246,823	100.0%	16,912	7%
Non-Interest Expenses
Employee compensation and benefits	174,765	66.3%	157,314	63.7%	17,451	11%
Occupancy and equipment rental	22,624	8.6%	21,445	8.7%	1,179	5%
Communication and office supplies	12,087	4.6%	10,330	4.2%	1,757	17%
Commissions and floor brokerage	4,134	1.6%	3,658	1.5%	476	13%
Other operating expenses	17,402	6.5%	17,459	7.1%	(57)	0%
Total non-interest expenses	231,012	87.6%	210,206	85.2%	20,806	10%
Income before income taxes	32,723	12.4%	36,617	14.8%	(3,894)	-11%
Provision for income taxes	13,080	5.0%	13,469	5.5%	(389)	-3%
Net income	$ 19,643	7.4%	$ 23,148	9.4%	$ (3,505)	-15%
Per Share Information
	Twelve Months Ended				Change
	12/31/2005		12/31/2004		Amount	Percent
Earnings Per Share:
Basic	$ 2.00		$ 2.39		$ (0.39)	-16%
Diluted	$ 1.56		$ 1.88		$ (0.32)	-17%
Number of Shares for Earnings Per Share Computations:
Basic shares	9,828		9,702		126	1%
Diluted shares	12,586		12,281		305	2%
Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

Stifel Financial Corp.
Summary of Segment Data & Statistical Information (Unaudited)
($ In Thousands, Except Per Share Amounts)

Segment Data
Three Months Ended	Percent Change From	Twelve Months Ended	Change
Net Revenues	12/31/2005	9/30/2005	12/31/2004	9/30/2005	12/31/2004	12/31/2005	12/31/2004	Percent
Private client	$ 50,677	$ 51,260	$ 47,501	-1%	7%	$ 197,357	$ 187,476	5%
Equity capital markets	17,162	8,284	10,359	107%	66%	43,414	38,856	12%
Fixed income capital markets	6,476	2,990	4,923	117%	32%	18,155	16,630	9%
Other	1,403	1,324	1,484	6%	-5%	4,809	3,861	25%
Total net revenues	$ 75,718	$ 63,858	$ 64,267	19%	18%	$ 263,735	$ 246,823	7%

Operating Contribution
Private client	$ 12,724	$ 12,724	$ 11,573	0%	10%	$ 48,207	$ 47,965	1%
Equity capital markets	5,179	2,344	4,015	121%	29%	13,575	12,480	9%
Fixed income capital markets	975	(36)	1,469	n/a	-34%	2,366	2,978	-21%
Other / unallocated overhead	(10,873)	(6,883)	(5,599)	58%	94%	(31,425)	(26,806)	17%
Income before income taxes	$8,005	$8,149	$11,458	-2%	-30%	$32,723	$36,617	-11%

Three Months Ended	Percent Change From	Twelve Months Ended	Change
12/31/2005	9/30/2005	12/31/2004	9/30/2005	12/31/2004	12/31/2005	12/31/2004	Percent
Total Operating Revenues	$ 72,528	$ 60,721	$ 61,930	19%	17%	$ 251,995	$ 238,088	6%
Net Operating Interest	4,531	4,223	3,113	7%	46%	15,720	11,840	33%
Non-Interest Expenses (1)	63,511	52,590	50,394	21%	26%	217,953	200,329	9%
Adjusted EBITDA (2)	13,548	12,354	14,649	10%	-8%	49,762	49,599	0%
Amortization and Depreciation	4,202	3,119	2,415	35%	74%	13,059	9,877	32%
Interest on Long-Term Debt (3)	1,341	1,086	776	23%	73%	3,980	3,105	28%
Income before income taxes	8,005	8,149	11,458	-2%	-30%	32,723	36,617	-11%
Provision for income taxes	3,236	3,253	4,476	-1%	-28%	13,080	13,469	-3%
Net income	$ 4,769	$ 4,896	$ 6,982	-3%	-32%	$ 19,643	$ 23,148	-15%
Earnings Per Share (4) :
Diluted	$ 0.38	$ 0.39	$ 0.56	-3%	-32%	$ 1.56	$ 1.88	-17%

Stockholders' Equity	$ 155,093	$ 146,443	$ 131,312	6%	18%
Book Value Per Share	$ 15.31	$ 14.89	$ 13.53	3%	13%
Total Assets	$ 842,439	$ 448,025	$ 382,315	88%	120%
Investment Executives	467	458	439	2%	6%
Full-Time Employees	1,620	1,220	1,173	33%	38%
Locations	115	92	88	2%	7%
Total Client Assets	$26,735,000	$24,561,000	$20,286,000	9%	32%
(1) Non-interest expenses exclude depreciation and amortization of intangibles and employment incentives. Employment incentives include up-front loans and restricted stock units.

(2) Adjusted EBITDA, which is defined as net income before income taxes, depreciation, amortization of intangibles and employment incentives, and interest on long-term debt, represents a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income, the most directly comparable measure under accounting principles generally accepted in the United States (GAAP), is included in the table above. The Company believes that adjusted EBITDA is a useful measure of financial performance because of its focus on the Company's results from operations before income taxes, depreciation, amortization, and interest. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

(3) Long-term debt is composed of 9% $34.5 million Debenture to Stifel Financial Capital Trust I issued April 25, 2002 and of 6.38% $35.0 million Debenture to Stifel Financial Capital Trust II issued on August 12, 2005.

Note: Certain prior period amounts have been reclassified to conform to the current period presentation.

Stifel Financial Corp.
Reconciliation of Non-GAAP Reported Earnings
($ In Thousands, Except Per Share Amounts)
	Three Months Ended		Twelve Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
GAAP Net Income	$ 4,769	$ 6,982	$ 19,643	$ 23,148
Acquisition related charges	1,843	- -	1,857	- -
State Tax Benefit	- -	- -	- -	(1,000)
Non GAAP Net Income(1)	$ 6,612	$ 6,982	$ 21,500	$ 22,148
Earnings per Share:
GAAP Earnings Per Diluted Share	$ 0.38	$ 0.56	$ 1.56	$ 1.88
Acquisition related charges	0.14	- -	0.15	- -
Tax Benefit	- -	- -	- -	(0.08)
Non GAAP Earnings Per Diluted Share	$ 0.52	0.56	$ 1.71	$ 1.80

(1) Non GAAP Net Income excludes acquisition related charges incurred in the 4th quarter of 2005 and the income tax benefit resulting from the settlement of a state tax matter in 2004 which represents a non GAAP financial measure. A reconciliation of Non GAAP Net Income to Net Income, the most directly comparable measure under GAAP, is included in the table above. The Company believes that Non GAAP Net Income is a useful measure of financial performance because of its focus on the Company's results from operations. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

Note: Certain prior period amounts have been reclassified to conform to the current period presentation.